Putnam RetirementReady 2040 Fund
1/31/16 Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 1,551
Class B	    13
Class C     16
Class M	     2

72DD2 (000s omitted)
Class R	    28
Class Y	   271

73A1
Class A	0.485
Class B	0.345
Class C	0.353
Class M	0.386

73A2
Class R	0.313
Class Y	0.521

74U1 (000s omitted)
Class A	 3,325
Class B	    39
Class C	    47
Class M      8

74U2 (000s omitted)
Class R	    91
Class Y	   541

74V1
Class A	 18.87
Class B	 17.50
Class C	 17.27
Class M	 17.79

74V2
Class R	 19.50
Class Y	 22.10

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.